This report signed on behalf of the Registrant in the City of Stevens Point, State of Wisconsin, on the 20th day of December, 1996.


                                       BY: s/John A. Stenger
                                           ---------------------
                                             John A. Stenger
                                             Vice President


ATTEST:

s/Susan Brock
-----------------
Susan Brock


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                                EXHIBIT INDEX


        Page       Document
        ----       --------

         1          Sub-Item 77B:
                    Accountants' Report on Internal Control

                        [COOPERS & LYBRAND LETTERHEAD]


                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of The Sentry Fund, Inc.:


In planning and performing our audit of the financial statements of The Sentry Fund, Inc. (the "Fund") for the year ended October 31, 1996, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of N-SAR, not to provide assurance on the internal control structure. Our consideration of the internal control structure would not necessarily disclose all matters that might be material weaknesses as defined below. However, we noted no such matters.

The management of the Fund is responsible for establishing and maintaining policies and procedures designed to prevent or detect within a timely period errors or irregularities in their financial statements. These policies and procedures, taken together, constitute the internal control structure, which has three elements: the control environment, the accounting system, and control procedures. The control environment encompasses the attitudes, awareness, and actions of management and the board of directors, and includes factors such as the organization structure and broad supervisory, personnel, and control policies and practices. The accounting system consists of procedures to gather data, process transactions, and record them in the accounting records and to maintain accountability for the related assets and liabilities. Control procedures are established to provide reasonable assurance that assets are safeguarded and that transactions and events are properly recorded.

An internal control structure should be designed and operated in a manner that reduces to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. A condition in which the design or operation of an internal control structure element does not reduce this risk to a sufficiently low level constitutes a material weakness, under standards established by the American Institute of Certified Public Accountants.

This letter is intended solely for the information and use of the management of The Sentry Fund, Inc. and the Securities and Exchange Commission.


s/ Coopers & Lybrand L.L.P.


Chicago, Illinois
November 22, 1996